                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                  Amendment No.


                              Sonus Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   835916 10 7
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                   Page 2 of 10
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix Partners V, L.P.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

                            5.   Sole Voting Power                    19,779,291
NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH:                       ----------------------------------------------------
                            6.   Shared Voting Power                         -0-

                            ----------------------------------------------------
                            7.   Sole Dispositive Power               19,779,291

                            ----------------------------------------------------
                            8.   Shared Dispositive Power                    -0-

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     19,779,291

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                    10.78%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN

--------------------------------------------------------------------------------

                               Page 2 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 3 of 10
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix V Entrepreneurs Fund, L.P.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

                            5.   Sole Voting Power              Number of Shares
NUMBER OF SHARES                                                       2,197,701
BENEFICIALLY OWNED BY
EACH REPORTING PERSON       ----------------------------------------------------
WITH:                       6.   Shared Voting Power                           0

                            ----------------------------------------------------
                            7.   Sole Dispositive Power                2,197,701

                            ----------------------------------------------------
                            8.   Shared Dispositive Power                    -0-

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      2,197,701

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                     1.20%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN

--------------------------------------------------------------------------------

                               Page 3 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 4 of 10
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Matrix V Management Co., L.L.C.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------

                            5.   Sole Voting Power                    21,976,992
NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH:                       ----------------------------------------------------
                            6.   Shared Voting Power                         -0-

                            ----------------------------------------------------
                            7.   Sole Dispositive Power               21,976,992

                            ----------------------------------------------------
                            8.   Shared Dispositive Power                    -0-

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     21,976,992

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                    11.98%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN

--------------------------------------------------------------------------------

                               Page 4 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 5 of 10
--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Paul J. Ferri

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------

                            5.   Sole Voting Power                    21,987,949
NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH:                       ----------------------------------------------------
                            6.   Shared Voting Power                         -0-

                            ----------------------------------------------------
                            7.   Sole Dispositive Power               21,987,949

                            ----------------------------------------------------
                            8.   Shared Dispositive Power                    -0-

----------------------- --- ----------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     21,987,949

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                    11.98%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

--------------------------------------------------------------------------------

                               Page 5 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 6 of 10
--------------------------------------------------------------------------------

ITEM 1(a)      NAME OF ISSUER:

               Sonus Networks, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5 Carlisle Road
               Westford, MA 01886


ITEM 2(a)      NAME OF PERSONS FILING:

               Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and Paul J. Ferri ("Ferri"), the managing member of Management, who has sole voting and dispositive authority with respect to the shares of Sonus Networks, Inc. held of record by the Partnerships.


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the reporting persons is:

               1000 Winter Street, Suite 4500
               Waltham, Massachusetts  02451

ITEM 2(c)      CITIZENSHIP:

               Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Ferri is a citizens of the United States.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share (the "Common Stock").


ITEM 2(e)      CUSIP NUMBER:

               835916 10 7


ITEM 3         DESCRIPTION OF PERSON FILING:

               Not applicable.


                               Page 6 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 7 of 10
--------------------------------------------------------------------------------

ITEM 4         OWNERSHIP:

               (a)  AMOUNT BENEFICIALLY OWNED:

                    Matrix V is the record holder of 19,779,291 shares of Common Stock and may be deemed to beneficially own the 19,779,291 shares of Common Stock held of record by it. Entrepreneurs may be deemed to beneficially own the 2,197,701 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to beneficially own the 21,976,992 shares of Common Stock held of record by the Partnerships. Mr. Ferri, as the managing member of Management who has sole voting and dispositive authority with respect to the shares of Sonus Networks, Inc. held of record by the Partnerships, may be deemed to beneficially own the 21,976,992 shares of Common Stock held of record by the Partnerships and as a record holder of 10,957 shares, may be deemed to beneficially own an aggregate of 21,987,949 shares. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

               (b)  PERCENT OF CLASS:

                    Matrix V:                           10.78%
                    Entrepreneurs::                      1.20%
                    Management:                         11.98%
                    Mr. Ferri:                          11.98%

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    Matrix V may be deemed to have sole power to vote and dispose of 19,779,291 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 2,197,701 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 21,976,992 shares of Common Stock held of record by the Partnerships. Mr. Ferri, as the managing member of Management who has sole voting and dispositive authority with respect to shares of Sonus Networks, Inc. held of record by the Partnerships, may be deemed to have sole power to vote and dispose of the 21,976,992 shares of Common Stock held of record by the Partnerships and the 10,957 shares of which he is the record holder.


ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.


                               Page 7 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 8 of 10
--------------------------------------------------------------------------------

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:

               Not applicable.


                               Page 8 of 10 pages

---------------------                                         ------------------
CUSIP No. 835916 10 7             SCHEDULE 13G                    Page 9 of 10
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001


                                   MATRIX PARTNERS V, L.P.


                                   By:  Matrix V Management Co., L.L.C
                                        General Partner


                                        By: /s/ Paul J. Ferri
                                            ------------------------------------
                                             Paul J. Ferri
                                             Managing Member


                                   MATRIX V ENTREPRENEURS FUND, L.P.


                                   By:  Matrix V Management Co., L.L.C.
                                        General Partner


                                        By: /s/ Paul J. Ferri
                                            ------------------------------------
                                             Paul J. Ferri
                                             Managing Member


                                   MATRIX V MANAGEMENT CO., L.L.C

                                   By:  Paul J. Ferri
                                        Managing Member


                                        By: /s/ Paul J. Ferri
                                            ------------------------------------
                                             Managing Member

                                    /s/ Paul J. Ferri
                                   ---------------------------------------------
                                    Paul J. Ferri

                               Page 9 of 10 pages